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Exhibit (c)
                             [AMBI Inc. Letterhead]

                                December 5, 1997

Nelson Partners
Olympus Securities, Ltd.
c/o Citadel Investment Group, L.L.C.
225 West Washington Street
Chicago, Illinois 60606
Attention:  Kenneth C. Griffin

         Re:      Series C Preferred Stock
                  -------------------------

Dear Mr. Griffin:

         We refer to the 222 shares of Series C Preferred Stock (the "Series C Preferred Shares") of AMBI Inc., formerly Applied Microbiology, Inc. (the "Corporation") which are owned by Nelson Partners (166 shares) and Olympus Securities, Ltd. (56 shares), each of Nelson Partners and Olympus Securities, Ltd. being referred to as a "Holder". Capitalized terms which are not defined in this letter shall have the meaning set forth in the Certificate of Amendment of the Certificate of Incorporation of Applied Microbiology, Inc. creating the Series C Preferred Stock (the "Certificate of Amendment").

         This letter agreement shall supersede the letter agreement, dated September 12, 1997, between the Corporation and each of the Holders relating to the Series C Preferred Shares. The following legend shall be forthwith inscribed on the certificates which represent the Series C Preferred Shares: The terms of the Certificate of Amendment of the Certificate of Incorporation of Applied Microbiology, Inc. creating the Series C Preferred Stock have been amended by letter agreements dated January 10, 1997 and December 5, 1997, copies of which are available upon request to the Secretary of the Corporation.

         For good and valuable consideration, the Corporation and each Holder agree as follows:

         1. Each Holder agrees not to convert any Series C Preferred Shares from the date of this letter agreement until June 5, 1998. The Holder and the Corporation agree that the Fixed Conversion Price set forth in the Certificate of Amendment shall be changed to $2.75, and the date of the automatic conversion set forth in Section 5(d) of the Certificate of Amendment shall be changed to October 13, 1999. Notwithstanding the foregoing, the conversion restrictions set forth in this Section 1 shall not apply if there shall have occurred any change, event, result or happening involving, directly or indirectly, the Corporation or any of its subsidiaries resulting in a material adverse effect on the business, financial condition or results of operations of the Corporation and its subsidiaries, taken as a whole, which material adverse effect is continuing.


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         2. Corporation's Right to Redeem at Its Election. Subject to Section
2(d) below, on any date after the date of this letter agreement the Corporation shall have the right, in its sole discretion, to redeem ("Redemption at the Corporation's Election"), from time to time, any or all of the Series C Preferred Shares at the Redemption Price at the Corporation's Election (as defined below).

      a) Redemption Price at the Corporation's Election. The "Redemption Price at the Corporation's Election" shall be an amount per Series C Preferred Share equal to the product of (i) the number of shares of Common Stock issuable (in accordance with Section 5(a) of the Certificate of Amendment) upon conversion of the Series C Preferred Shares being redeemed by the Corporation on the Date of Redemption at the Corporation's Election and (ii) the Closing Bid Price on the date of the receipt of the Notice of Redemption at the Corporation's Election (as defined below) by a Holder.

      b) Mechanics of Redemption at the Corporation's Election. The Corporation shall effect each such redemption no sooner than one trading day after delivering written notice of its Redemption at the Corporation's Election via facsimile and overnight courier ("Notice of Redemption at the Corporation's Election") to each Holder of the Series C Preferred Shares. Such Notice of Redemption at the Corporation's Election shall indicate (A) the number of Series C Preferred Shares that have been selected for redemption, (B) the date that such redemption is to become effective (the "Date of Redemption at the Corporation's Election") and (C) the applicable Redemption Price at the Corporation's Election. Notwithstanding the above, the Corporation shall not be entitled to Deliver a Notice of Redemption at the Corporation's Election if the Conversion Price is greater than the Closing Bid Price on the date of the receipt of such notice by a Holder.

      c) Payment of Redemption Price. Each holder submitting Series C Preferred Shares being redeemed under this Section 2 shall send such holder's Series C Preferred Stock Certificates so redeemed to the Corporation within five (5) business days after the Date of Redemption at the Corporation's Election, and the Corporation shall pay the applicable Redemption Price at the Corporation's Election to that holder in cash within three business days after such holder's Series C Preferred Stock Certificates are so delivered to the Corporation. If the Corporation shall fail to pay the applicable Redemption Price at the Corporation's Election to such holder on a timely basis as described in this
Section 2(c), in addition to any remedy such holder of Series C Preferred Shares may have under the Certificate of Amendment, such unpaid amount shall bear interest at the rate of 2.5% per month until paid in full.

      d) Corporation Must Have Immediately Available Funds or Credit Facilities. The Corporation shall not be entitled to send any Notice of Redemption at the



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Corporation's Election pursuant to Section 2(b) above and begin the redemption procedure under this Section 2, unless it has:

     (1) the full amount of the Redemption Price at the Corporation's Election in cash, available in a demand or other immediately available account in a bank or similar financial institution;

     (2) credit facilities, with a bank or similar financial institutions that are immediately available and unrestricted for use in redeeming the Series C Preferred Shares, in the full amount of the Redemption Price at the Corporation's Election;

     (3) a written agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to a Redemption at the Corporation's Election; or

     (4) a combination of the items set forth in the preceding clauses (1), (2) and (3), aggregating the full amount of the Redemption Price at the Corporation's Election.

                             ---------------------

This letter agreement is effective December 5, 1997 and shall be binding upon the parties and their successors and assigns. It may not be amended or terminated orally. This letter agreement, the letter agreement dated January 10, 1997 and the Certificate of Amendment set forth all understandings with respect to the subject matter hereof. Except as set forth herein, the terms and conditions of the Certificate of Amendment are ratified and confirmed.

Please indicate agreement to the above by signing in the space provided below and faxing the signed copy back. Two original confirmation copies will be mailed to you. Please return one signed copy.

                                    AMBI INC.

                                    By: /s/ Fredric D. Price
                                        ---------------------------------------
                                        Fredric D. Price
                                        President and Chief Executive Officer

Accepted and agreed to:

NELSON PARTNERS                     OLYMPUS SECURITIES, LTD.

By: /s/ N. Aggarwal                 By: /s/ N. Aggarwal
    ----------------------------        ---------------------------------------
    Name:  N. Aggarwal                  Name:  N. Aggarwal
    Title:                              Title:

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